Exhibit 14

                                  $65,000,000

                              CBRE Holding, Inc.

                           16% Senior Notes Due 2011

                    339,820 Shares of Class A Common Stock

                              PURCHASE AGREEMENT
                              ------------------

June 29, 2001

Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York  10010-3629

Dear Sirs:

          1. INTRODUCTORY. CBRE Holding, Inc., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein, to issue and sell to Credit Suisse First Boston Corporation ("CSFBC" or the "Initial Purchaser") $65,000,000 aggregate principal amount of its 16% Senior Notes Due 2011 (the "Notes") and 339,820 shares of Class A common stock (the "Common Stock") of the Company, par value $0.01 per share (the "Shares" and together with the Notes, the "Offered Securities"). The Notes are to be issued pursuant to an indenture (the "Indenture") to be dated as of the Closing Date (as defined below), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). As part of the transactions (the "Transactions") as defined in the "Description of the Notes" and as described under the heading "The Transactions" in the Offering Document (as defined herein), BLUM CB Corp. will merge with and into CB Richard Ellis Services, Inc., a Delaware corporation ("CBRESI"), with CBRESI as the surviving corporation in such merger (the "Merger"). Concurrently with the consummation of the Merger, (1) the Company will execute a Notes Registration Rights Agreement (the "Notes Registration Rights Agreement"), a Securityholders' Agreement (the "Securityholders Agreement"), and an Anti-Dilution Agreement (the "Anti-Dilution Agreement") and (2) CBRESI will enter into a credit agreement (together with the related guaranties and security documents, the "Credit Agreement") among itself, the guarantors named therein, Credit Suisse First Boston, New York branch, as administrative agent, and the lenders named therein.


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                                      -2-


          This Agreement, the Indenture, the Offered Securities, the Exchange Securities (as defined in the Notes Registration Rights Agreement), the Notes Registration Rights Agreement, the Securityholders Agreement and the Anti- Dilution Agreement are sometimes referred to in this Agreement collectively as the "Operative Documents". All material agreements and instruments relating to the Transactions (including, but not limited to, the Merger Agreement and the Credit Agreement) are sometimes referred to in this Agreement collectively as the "Transaction Agreements". The Operative Documents and the Transaction Agreements are sometimes referred to in this Agreement collectively as the "Transaction Documents". References in this Agreement to the subsidiaries of the Company shall include all direct and indirect subsidiaries of the Company after the consummation of the Merger.

          Capitalized terms used but not defined herein shall have the meanings given to such terms in the Offering Document (as defined below).

          The Company hereby agrees with the Initial Purchaser as follows:

          2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to, and agrees with, the Initial Purchaser that:
              (a) An offering circular dated the date of this Agreement relating to the Offered Securities to be purchased by the Initial Purchaser has been prepared by the Company. Such offering circular, as the same may be supplemented prior to the closing of the offering is hereinafter referred to as the "Offering Document". On the date of this Agreement, the Offering Document does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements or omissions from the Offering Document based upon written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information is that described in Section 7(b) hereof.

              (b) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as described in the Offering Document, and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, financial condition or results of operation of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").


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                                      -3-

              (c) Each subsidiary of the Company has been duly incorporated and is an existing corporation, limited liability company or limited partnership, as the case may be, in good standing (if applicable) under the laws of the jurisdiction of its incorporation or organization, with power and authority to own its properties and conduct its business as described in the Offering Document, and each subsidiary of the Company is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as the case may be, in good standing (if applicable) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not have a Material Adverse Effect; all of the issued and outstanding capital stock, ownership interests or partnership interests, as the case may be, of each subsidiary of the Company have been, and immediately following the Merger will be, duly authorized and validly issued and, in the case of capital stock, is fully paid and nonassessable; and except as disclosed in the Offering Document and for pledges in favor of Credit Suisse First Boston, New York branch, as collateral agent under the Credit Agreement, the capital stock, ownership interests or partnership interests, as the case may be, of the Company and each subsidiary owned by the Company, directly or through subsidiaries, will be owned free from liens, encumbrances and defects immediately following the Merger and the other Transactions.

              (d) The Indenture has been duly authorized by the Company; the Notes have been duly authorized by the Company; and when the Notes are delivered and paid for pursuant to this Agreement and the Indenture on the Closing Date (as defined below), assuming due authorization, execution and delivery of the Indenture by the Trustee, the Indenture will have been duly executed and delivered by the Company, such Notes will have been duly executed, authenticated, issued and delivered by the Company (assuming authentication by the Trustee in accordance with the provisions of the Indenture) and the Indenture and such Notes will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Indenture (assuming that the Indenture is a valid and legally binding obligation of the Trustee), subject to (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) an implied covenant of good faith and fair dealing.

              (e) The Exchange Securities have been duly authorized by the Company. When the Exchange Securities are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Ex-


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                                      -4-

     change Securities (assuming authentication by the Trustee in accordance with the provisions of the Indenture) will be entitled to the benefits of the Indenture and will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (assuming that the Indenture is a valid and legally binding obligation of the Trustee), subject to (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

              (f) The Indenture conforms in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "TIA" or the "Trust Indenture Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") applicable to an indenture which is qualified thereunder.

              (g) The Shares have been duly reserved for issuance by the Company, the issuance of the Shares has been duly authorized by the Company, and the Shares, when delivered pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable, and except as set forth in the Offering Document no holder of any securities of the Company has any preemptive or other similar rights to subscribe for or to purchase any common stock of the Company arising by operation of the General Corporation Law of the State of Delaware, under the Certificate of Incorporation or bylaws of the Company or pursuant to the terms of any agreement or instrument to which the Company is a party.
              (h) Except as disclosed in the Offering Document, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Initial Purchaser for a brokerage commission, finder's fee or other like payment in connection with the Offered Securities.

              (i) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Anti-Dilution Agreement, the Securityholders Agreement or any other Transaction Document, in each case, in connection with the consummation of the transactions contemplated therein, except as may be required under the Securities Act, the TIA and the rules and regulations of the Commission thereunder with respect to the Exchange Offer Registration Statement or the Shelf Registration Statement (each as defined in the Notes Registration Rights Agreement) or the transactions contemplated by the Notes Registration Rights Agree-


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                                      -5-

     ment, the Anti-Dilution Agreement, the Securityholders Agreement or any state or foreign securities laws or by the regulations of the National Association of Securities Dealers, Inc.

              (j) Assuming the accuracy of the representations of the other parties thereto and the performance by those parties of their agreements therein, the execution, delivery and performance by the Company and the subsidiaries of the Company (to the extent a party thereto) of each of the Transaction Documents and their compliance with the terms and provisions thereof and the consummation of the Transactions will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, that has jurisdiction over the Company, or any of the Company's subsidiaries or any of their properties, (ii) the Transaction Documents or any agreement or instrument to which the Company or any of the Company's subsidiaries is a party or by which the Company or any of the Company's subsidiaries is bound or to which any of the properties of the Company or the Company's subsidiaries is subject or (iii) the charter, by-laws or similar governing documents of the Company or any of the Company's subsidiaries, except, with respect to clauses (i) and (ii), where such breach, violation or default would not have a Material Adverse Effect or would not have a material adverse effect on the Company's power or ability to consummate the Transactions; the Company has full corporate power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.

              (k) None of the Company or any of the subsidiaries of the Company is in breach or violation of any of the terms and provisions of, or in default under, (i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, that has jurisdiction over the Company or any of the Company's subsidiaries or any of their properties, (ii) any agreement or instrument to which the Company or any of the Company's subsidiaries is a party or by which the Company or any of the Company's subsidiaries is bound or to which any of the properties of the Company or the Company's subsidiaries is subject or (iii) the charter, by-laws or similar governing document of the Company or any of the Company's subsidiaries, except with respect to clauses (i) and (ii) for any breaches, violations or defaults that would not have a Material Adverse Effect or would not have a material adverse effect on the Company's power or ability to consummate the Transactions.

              (l) This Agreement has been duly authorized, executed and delivered by the Company. Each of the other Operative Documents has been, or


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                                      -6-

     as of the Closing Date will have been, duly authorized, executed and delivered by the Company. All of the Transaction Agreements have been, or will be as of or on the Closing Date, duly authorized, executed and delivered by each of the Company and the Company's subsidiaries (to the extent a party thereto). Each Transaction Document conforms or, at the Closing Date, will conform in all material respects to the descriptions thereof contained in the Offering Document and each Operative Document (other than this Agreement) is or will constitute valid and legally binding obligations of the Company and each Transaction Agreement constitutes or will, at the Closing Date, constitute valid and legally binding obligations of the Company to the extent it is a party thereto, enforceable in accordance with its respective terms, except that any rights to indemnity and contribution may be limited by federal and state securities laws and public policy considerations and subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (iii) an implied covenant of good faith and fair dealing.

              (m) Except as disclosed in the Offering Document, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the Company and its subsidiaries taken as a whole, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or proposed to be made thereof by them; and except as disclosed in the Offering Document, the Company and its subsidiaries hold any leased real or personal property that is material to the Company and its subsidiaries taken as a whole under valid and enforceable leases with no exceptions that would materially interfere with the use made or proposed to be made thereof by them.
              (n) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
              (o) No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

              (p) The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "intellectual property rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

              (q) Except as disclosed in the Offering Document, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

              (r) Except as disclosed in the Offering Document, there are no pending actions, suits or proceedings against or affecting the Company, any of the Company's subsidiaries or any of their respective properties that
     (i) if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, (ii) would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents or (iii) are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are, to the knowledge of the Company, threatened or contemplated.

              (s) The historical financial statements included in the Offering Document present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the assumptions used in preparing the pro forma financial statements included in the Offering Document provide a reasonable basis for presenting the significant effects directly attributable to the transactions or


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                                      -8-

     events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

              (t) To our knowledge, no "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Securities Act (i) has imposed (or has informed the Company or any of the Company's subsidiaries that it is considering imposing) any condition (financial or otherwise) on the Company's or any of the Company's subsidiaries retaining any rating assigned to the Company or any securities of the Company or any of the Company's subsidiaries or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any of the Company's subsidiaries or any securities of the Company or any of the Company's subsidiaries.

              (u) Except as disclosed in the Offering Document, since the date of the latest audited financial statements of the Company included in the Offering Document, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in or contemplated by the Offering Document, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

              (v) The Company is not, and following the consummation of the Merger, the Company will not be, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act"); and the Company is not and, after giving effect to the offering and sale of the Offered Securities, the other Transactions and the application of the proceeds thereof as described in the Offering Document, will not be an "investment company" as defined in the Investment Company Act.

              (w) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 ("Exchange Act") or quoted in a U.S. automated inter-dealer quotation system.


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                                      -9-

              (x) Assuming the accuracy of the representations and the performance by the Initial Purchaser of its agreements contained herein, the offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation S thereunder.

              (y) None of the Company, nor any of its respective affiliates, nor any person acting on its or their behalf has offered or will offer or sell the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. None of the Company nor any of the Company's subsidiaries has entered or will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.
              (z) The Offering Document, as of its date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

          3. PURCHASE, SALE AND DELIVERY OF OFFERED SECURITIES. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions set forth herein, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, all of the Offered Securities at a purchase price of $63,624,990 in the aggregate.

          The Company and the Initial Purchaser agree that the issue price of the Offered Securities for U.S. Federal Income tax purposes is $916.35 per $1,000 principal amount of Notes and $16.00 per Share.

          The Company will deliver against payment of the purchase price the Notes in the form of one or more permanent global securities in definitive form (the "Global Securities") deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Document. The Company will deliver against payment of the purchase price of the Shares, one or more certificates for the Shares in definitive form in such denominations and registered in such names as the Initial Purchaser may request in writing at least three full business days before the Closing Date. Payment for the Offered Securities shall be made by the Initial Purchaser in Federal (same day) funds by official check or checks or wire transfer to an account at a bank acceptable to CSFBC drawn to the order of CBRE Holding, Inc. at the office of Simpson Thacher & Bartlett, Palo Alto, California at 12:00 P.M. (California time), on July 20, 2001, or at such other time not later than seven full business days thereafter as CSFBC and the Company determine, such time being herein re-


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                                      -10-

ferred to as the "Closing Date", against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities. The Global Securities will be made available for checking at the office of Simpson Thacher & Bartlett, Palo Alto, California at least 24 hours prior to the Closing Date.

          4.  REPRESENTATIONS BY INITIAL PURCHASER; RESALE BY INITIAL
PURCHASER.

              (a) The Initial Purchaser represents and warrants to the Company that it is an "accredited investor" within the meaning of Regulation D under the Securities Act .

              (b) The Initial Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act. The Initial Purchaser represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities, only (i) in accordance with Rule 144A under the Securities Act ("Rule 144A") and (ii) to a limited number of institutional investors reasonably believed by the Initial Purchaser to be "Accredited Investors" (as defined in Rule 501(a)(1), (2),
     (3) or (7) under Regulation D of the Securities Act), in private sales exempt from registration under the Securities Act, in each case who have executed or have agreed to execute the Securityholders Agreement. Accordingly, none of the Initial Purchaser or its affiliates, or any person acting on their behalf, has engaged or will engage in any directed selling efforts with respect to the Offered Securities, and the Initial Purchaser, its affiliates and all persons acting on their behalf have complied and will comply with the offering restrictions requirement of Rule 144A.
              (c) The Initial Purchaser agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except with the prior consent of the Company.

              (d) The Initial Purchaser agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. The Initial Purchaser agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confir-mation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

              (e) The Initial Purchaser agrees that it will not offer, sell or deliver any of the Offered Securities in any jurisdiction outside of the United States.

          5. CERTAIN AGREEMENTS OF THE COMPANY. The Company agrees with the Initial Purchaser that:

              (a) The Company will advise CSFBC promptly of any proposal to amend or supplement the Offering Document and will not effect such amendment or supplementation without CSFBC's consent, which consent shall not be unreasonably withheld or delayed. If, at any time prior to the completion of the resale of the Offered Securities by the Initial Purchaser, any event occurs as a result of which the Offering Document as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify CSFBC of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither CSFBC's consent to, nor its delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

              (b) The Company will furnish to CSFBC copies of any Offering Document and all amendments and supplements to any such document, in each case as soon as available and in such quantities as CSFBC reasonably requests. Subject to the terms of the Securityholders Agreement with respect to the Shares, at any time when the Company is not subject to
     Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to CSFBC and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the additional information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities (the "Additional Company Information"). The Company will pay the expenses of printing and distributing to the Initial Purchaser all such documents.

              (c) The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States as CSFBC designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Initial Purchaser; provided, however, that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process or to subject itself to taxation in respect of doing business in any such state where it is not then required to be so qualified or subject to taxation.

              (d) During the period of three years hereafter, the Company will furnish to CSFBC as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to CSFBC, as soon as available, a copy of each report and any definitive proxy statement of it filed with the Commission under the Exchange Act or mailed to holders of Offered Securities or of any securities of the Company which have been registered under Section 12 of the Exchange Act.

              (e) During the period of two years after the Closing Date, the Company will, upon request, furnish to CSFBC, and upon request, furnish to any holder of Offered Securities, a copy of the restrictions on transfer applicable to the Offered Securities.

              (f) During the period of two years after the Closing Date, the Company will not and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

              (g) During the period of two years after the Closing Date, the Company will not become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

              (h) The Company will pay all expenses of the Company and its subsidiaries incidental to the performance of the obligations of the Company and the Company's subsidiaries under this Agreement, the Indenture, the Registration Rights Agreement, the Anti-Dilution Agreement, the Securityholders Agreement and the other Transaction Documents, including
     (i) the fees and expenses of counsel and accountants for the Company, and of the Trustee and its professional advisers; provided, however, that the Company shall not be responsible for the payment of fees and expenses of Arthur Anderson LLP, to the extent attributable to the preparation and delivery of a comfort letter to the Initial Purchaser; (ii) all ex-penses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities, and the printing of the Offering Document and amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) the cost of listing the Offered Securities and qualifying the Offered Securities for trading in The PortalSM Market ("PORTAL") and any expenses incidental thereto; (iv) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; and (v) expenses incurred in printing and distributing any Offering Document (including any amendments and supplements thereto) to or at the direction of the Initial Purchaser. In addition, the Company will pay the reasonable fees and expenses of Cahill Gordon & Reindel, special counsel to the Initial Purchaser. Each party will pay its own expenses in connection with attending or hosting meetings with prospective purchasers of the Offered Securities from the Initial Purchaser.

              (i) In connection with the offering, until CSFBC shall have notified the Company of the completion of the resale of the Offered Securities, none of the Company or any of its respective affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and none of them nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

              (j) For a period of 120 days after the date of the initial offering of the Offered Securities by the Initial Purchaser, except as described in the section entitled "The Transactions" in the Offering Document, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue. The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities.

              (k) The Company will use the net proceeds from the sale of the Offered Securities in substantially the manner described in the Offering Document under the caption "Use of Proceeds".

              (l) None of the Company or any of its subsidiaries will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Offered Securities in a manner that would require the registration under the Securities Act of the sale to the Initial Purchaser of the Offered Securities or to take any other action that would result in the resale of the Offered Securities not being exempt from registration under the Securities Act.

              (m) None of the Company or any of its subsidiaries will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the resale of the Offered Securities. Except as permitted by the Securities Act, the Company will not distribute any (i) preliminary offering memorandum or offering memorandum, including without limitation, the Offering Document, or (ii) other offering material in connection with the offering and sale of the Offered Securities.

              (n) On the Closing Date, the Company shall deliver to the Initial Purchaser Secretary's Certificates reasonably satisfactory to the Initial Purchaser which shall include the following documents with respect to the Company and each of the Company's U.S. subsidiaries: (1) certificates of incorporation or formation, as applicable, (2) by-laws or other similar governing documents, (3) resolutions and (4) certificates of good standing and/or qualification to do business as a foreign corporation in such jurisdictions as the Initial Purchaser may reasonably request.

              (o) On the Closing Date, the Company shall cause the Initial Purchaser to receive a copy of the opinions delivered in connection with the consummation of the Credit Agreement, which opinions shall expressly state that the Initial Purchaser is justified in relying upon the opinions therein.

          6. CONDITIONS TO THE OBLIGATIONS OF THE INITIAL PURCHASER. The obligations of the Initial Purchaser to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

              (a) The Initial Purchaser shall have received a letter, dated the date of this Agreement, of Arthur Andersen LLP in a form satisfactory to the Initial Purchaser in all respects.

              (b) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) a change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls that would, in the reasonable judgment of CSFBC, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, or (ii) (A) any change, or any development or event involving a prospective change, in the financial condition, business, properties or results of operations of the Company or its subsidiaries which, in the reasonable judgment of CSFBC, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (B) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (C) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (D) any banking moratorium declared by U.S. Federal or New York authorities; or (E) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of CSFBC, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

              (c) There shall exist at and as of the Closing Date no condition that would constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under any Transaction Agreement as in effect or as in draft form at the Closing Date.

              (d) The Initial Purchaser shall have received an opinion and a letter, each dated the Closing Date, of Simpson Thacher & Bartlett, counsel to the Company, substantially in the form of Exhibit A attached hereto. The Initial Purchaser shall have received an opinion, dated the Closing Date, of Walter Stafford, Esq., Senior Vice President, Secretary and General Counsel of CBRESI, substantially in the form of Exhibit B attached hereto.

              (e) The Initial Purchaser shall have received (i) a letter from Cravath Swaine & Moore, counsel for the Initial Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to the Initial Purchaser and (ii) an opinion and a letter from Cahill Gordon & Reindel, special counsel for the Initial Purchaser, each dated the Closing Date, as to the validity of the Securities and in form and substance reasonably satisfactory to the Initial Purchaser.

              (f) The Initial Purchaser shall have received a certificate, dated the Closing Date, of the Chief Executive Officer or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties made by the Company in this Agreement are true and correct and that, subsequent to the respective date of the most recent financial statements in the Offering Document, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Offering Document or as described in such certificate.

              (g) The Initial Purchaser shall have received a letter, dated the Closing Date, of Arthur Anderson LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

              (h) Substantially concurrent with the closing in respect of the Offered Securities, the Merger shall be consummated and the proceeds from the sale of the BLUM CB Corp. 11 1/4% Senior Subordinated Notes due June 15, 2011 shall be released from escrow.

              (i) The Company and the Trustee shall have entered into the Indenture and you shall have received counterparts, conformed as executed, thereof.

              (j) The Company shall have entered into the Notes Registration Rights Agreement and you shall have received counterparts, conformed as executed, thereof.

              (k) The Company shall have entered into the Anti-Dilution Agreement and you shall have received counterparts, conformed as executed, thereof.

              (l) The Company shall have entered into the Securityholders Agreement and you shall have received counterparts, conformed as executed, thereof.

              (m) The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL market.

              (n) On or prior to the Closing Date, the Company shall have provided to the Initial Purchaser and counsel to the Initial Purchaser copies of all Transaction Documents executed and delivered on or prior to such date, including but not limited to legal opinions relating to the Transactions.

              (o) On or prior to the Closing Date, the Company shall have paid in full all fees and expenses owing pursuant to the Commitment Letter dated February 23, 2001, as amended through the Closing Date, between DLJ Investment Funding II, L.P. and CBRE Holding, Inc.

          7.  INDEMNIFICATION AND CONTRIBUTION.

              (a) The Company will indemnify and hold harmless the Initial Purchaser, its partners, directors and officers and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Initial Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any breach of any untrue statement or alleged untrue statement of any material fact contained in the Offering Document, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Section 5(a) of this Agreement, and will reimburse the Initial Purchaser for any legal or other expenses reasonably incurred by the Initial Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

              (b) The Initial Purchaser will indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Document or any amendment or supplement thereto or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by CSFBC specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of (i) the following information in the Offering Document: under the caption "Plan of Distribution", the seventh, eighth, ninth, tenth and eleventh paragraphs, and the fourth sentence of the sixth paragraph; provided, however, that the Initial Purchaser shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Section 5(a) of this Agreement.

              (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

              (d) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchaser exceeds the amount of any damages which the Initial Purchaser would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

              (e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls such Initial Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Initial Purchaser under this Section shall be in addition to any liability which the Initial Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

          8. SURVIVAL OF CERTAIN REPRESENTATIONS AND OBLIGATIONS. The respective indemnities, agreements, representations, warranties and other statements of the Company or any of its officers and of the Initial Purchaser set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the Company or any of its respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If for any reason the purchase of the Offered Securities by the Initial Purchaser is not consummated, the Company and the Initial Purchaser shall remain responsible for their respective expenses to be paid or reimbursed by them pursuant to Section 5(h), except that the Company shall not be responsible for the fees and expenses of counsel to the Initial Purchaser, and the respective obligations of the Company and the Initial Purchaser pursuant to Section 7 shall remain in effect.

          9. NOTICES. All communications hereunder will be in writing and, if sent to the Initial Purchaser, will be mailed, delivered or telegraphed and confirmed to the Initial Purchaser at Eleven Madison Avenue, New York, New York 10010-3629, Attention: Investment Banking Department - Transactions Advisory Group, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at CBRE Holding, Inc., 909 Montgomery Street, Suite 400, San Francisco, California 94133, Attention: Claus Moller.

          10. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

          11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

          12. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          If the foregoing is in accordance with the Initial Purchaser's understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Initial Purchaser in accordance with its terms.

                              Very truly yours,

                              CBRE HOLDING, INC.

                              By:  /s/ Claus J. Moller
                                  --------------------------------
                                  Name: Claus J. Moller
                                  Title: President



The foregoing Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.

Credit Suisse First Boston Corporation

By:  /s/ Malcolm Price
   -------------------------------------------
   Name: Malcolm Price
   Title: Managing Director